Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 31st day of May, 2003, by and among ELECTRIC CITY CORP., a Delaware corporation (“ECC”), SWITCHBOARD APPARATUS, INC., a Delaware corporation (the “Seller”), HOPPENSTEADT ACQUISITION CORP., an Illinois corporation (herein called “Purchaser”);

WITNESSETH:

WHEREAS, ECC and its subsidiaries are engaged in the business of providing, among other things, energy management services and the sale and manufacture of electric distribution devices and equipment; and,

WHEREAS, ECC owns and operates Seller as a wholly owned subsidiary, which subsidiary is engaged in the business of selling and manufacturing of electrical distribution devices and equipment (the “Switchgear Business”); and,

WHEREAS, ECC and the Seller have determined that they no longer desire to own and operate the Switchgear Business and that they desire to sell and dispose of the Switchgear Business; and,

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the assets, properties and business of Seller and the Switchgear Business, except for the assets and properties expressly specified herein as excluded, in accordance with all the terms and subject to all of the conditions herein set forth, including Purchaser assuming certain liabilities and obligations of Seller; and,

WHEREAS,  DALE HOPPENSTEADT (“Hoppensteadt”) is and has been since September, 2000 the President and Chief Operating Officer of Seller and is also the President, a director and a shareholder of the Purchaser.

NOW, THEREFORE, in consideration of the premises hereof (which the parties agree are hereby incorporated into and made a part of their agreement herein) and of the mutual covenants and agreements herein set forth, it is hereby agreed as follows:

1.                                      Definitions

“Agreement” shall mean this Asset Purchase Agreement.

“Assumed Contracts” shall mean all agreements and contracts listed on Schedule 4.9.

“Assumed Liabilities” shall mean collectively all of the liabilities and obligations of Seller set forth or described on Schedule 3.1.

“Contract Date” shall mean the date of this Agreement.

“Closing” shall mean the act of completion of the closing of the transactions contemplated by this Agreement on the Closing Date as set forth in Article 9 hereof.

“Closing Date” shall mean the date on which the Closing takes place as set forth in paragraph 9.1 hereof.

“Excluded Assets” shall mean collectively all of the assets and properties of Seller specifically excluded from the Sale Assets as provided in paragraph 2.2 hereof.

“Financial Information” shall mean the financial information as of March 31, 2003 regarding the Seller as set forth on Exhibit “A”.

“Hazardous Substances” shall mean any and all pollutants, contaminants, hazardous or toxic materials, substances or wastes, including petrochemical products and wastes, including without limitation those defined in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Superfund Amendments Reauthorization Act of 1986 (“SARA”), or under any other applicable federal, state or local law, statute, regulation, order or decree regulating substances threatening or potentially threatening to life, health, welfare, public safety or the environment.

“Sale Assets” shall mean collectively all of the assets, properties and business of Seller to be sold, transferred, conveyed and assigned to Purchaser hereunder as provided in paragraph 2.1 hereof.

2.                                      Assets, Properties and Business Being Sold

2.1                               Sale Assets.  On the terms and subject to the conditions herein set forth, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire, all of the properties, assets and chooses in action, rights, licenses, permits, franchises and interests of every kind and description, real, personal and mixed, tangible and intangible, wherever located, owned by Seller (excluding the Excluded Assets), as a going concern, together with any goodwill associated therewith. Without limiting the generality of the foregoing, the Sale Assets shall include the following:

2.1.1                                                All receivables of every kind and character, including without limitation all of Seller’s trade accounts and customer notes receivable, drafts and letters of credit and guarantees of any of the foregoing (herein called collectively “Receivables”), but excluding those receivables set forth in paragraph 2.2.4 hereof.

2.1.2                                                All of Seller’s inventories, if any, of every kind and character, wherever located, including without limitation all raw materials, purchased parts, manufactured parts and components, work in process and finished goods (herein called collectively “Inventory”).

2.1.3                                                All of Seller’s fixed assets, including, without limitation, all machinery and equipment, accessories, attachments and parts therefor, leasehold improvements, office furniture and equipment, computers and computer equipment, fixtures (herein called collectively “Fixed Assets”).

2.1.4                                                All of Seller’s forms, office supplies, catalogs and warehouse and other supplies, including without limitation pallets, strapping and other packaging, production and manufacturing supplies and maintenance supplies (herein called collectively “Supplies”).

2.1.5                                                All of Seller’s prepaid expenses and deposits (herein called collectively “Prepaid Items”).

2.1.6                                                All of Seller’s books, records, computer tapes and discs, computer software, files and other papers and documents of Seller, including without limitation all price lists, sales records, sales correspondence, ledgers, journals, statements, bills, invoices, customer and supplier lists, files and records, data processing records and payroll and employment records (herein called collectively “Books and Records”); provided, however, that ECC shall be entitled to keep copies of such Books and Records to the extent reasonably required for ECC to comply with any and all applicable laws and regulations to which ECC and/or Seller may be subject to and for no other purposes.

2.1.7                                                All of Sellers patents, tradenames, trademarks, trademark registrations and applications, know how, copyrights and copyright registrations, label filings; brand names, logos and applications therefor, inventions, technical expertise, research data, trade secrets, patterns, industrial designs, all other intellectual property rights, and the goodwill symbolized thereby, and all rights to recover for any past infringement thereof, and all right, title and interest of Seller to the name “Switchboard Apparatus, Inc.” and all variants whether owned by, licensed to, used in the Switchboard Business or in which Seller have any rights.

2.1.8                                                All of Seller’s right, title and interest in and under the Assumed Contracts.

2.1.9                                                All of Seller’s other assets, properties and rights specifically set forth in this Agreement as being sold, transferred or assigned to, or purchased by, Purchaser.

2.2                               Excluded Assets. Subject to the terms, provisions and conditions of paragraph 7.6 hereof, the only assets and properties that Seller shall retain and shall not transfer to Purchaser, and which are specifically excluded from the Sale Assets, are the following:

2.2.1                                                All rights of Seller under or in connection with this Agreement.

2.2.2                                                The originals of minute books and stock transfer records of Seller.

2.2.3                                                All of Seller’s cash and cash equivalents on hand and in banks, including checks deposited for collection.

2.2.4                                                The accounts receivable due Seller from each of Diamac Electric and Electric City of Southern California.

2.2.5                                                The Retained Records as provided in paragraph 9.5 hereof.

2.2.6                                                All federal, state, local and foreign income and other tax refunds to the extent that such refunds are attributable to any period prior to the Closing Date.

2.3                               Consents. Seller shall use its commercially reasonable efforts, and Purchaser shall cooperate therewith, to obtain all necessary consents to the assignment of every unfilled customer order, unfilled purchase order, and Assumed Contracts for which assignment to Purchaser is provided in this Agreement, to the extent that same are not assignable without the consent of a third party.  In the event that, notwithstanding such commercially reasonable efforts, Seller is unable to obtain any such consent, this Agreement shall not require or constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  In such event, and notwithstanding the absence of such consent, Purchaser as an agent for Seller, at its option, may elect to perform and discharge Seller’s obligations thereunder arising subsequent to the Closing Date, as provided herein, and Purchaser shall, if and to the extent that it does so perform and discharge Seller’s obligations, be entitled to all of the benefits arising therefrom or thereunder subsequent to the Closing Date in the same mariner as though such consent had been obtained.  The foregoing notwithstanding, Seller shall be required to obtain a loan payoff letter and an agreement to release any and all security and collateral interests from American Chartered Bank (“ACB”) with respect to any interest which ACB may have in or to the Sale Assets as a condition of the Closing.

3.                                      Consideration and Assumption of Specific Liabilities by Purchaser

3.1                               Consideration.  As and for consideration of the sale, transfer and assignment by Seller to Purchaser of the Sale Assets set forth in paragraph 2 above (excluding any Excluded Assets as set forth in paragraph 2.2), Purchaser agrees (i) to assume, satisfy and discharge the Assumed Liabilities, as they become due and payable; and (ii) to pay to the Seller, in cash, the sum of $798,000.00 (the “Cash Payment”).  The Cash Payment and the Assumed Liabilities may hereinafter be collectively referred to as the “Purchase Price”.

3.2                               Seller’s Specific Representations Regarding Assumed Liabilities.  With respect to Seller and the Switchgear Business, Seller represents, warrants and covenants to Purchaser that the following statements are true and correct as of the Contract Date, and will be true and correct on the Closing Date:

3.2.1                                                Set forth on Schedule 3.1 is a true and correct list of all bank and car loans to which Seller is a party.  Seller has performed in all material respects its obligations under the loans, and there is no default or event which with the giving of notice, the passage of time or both, would result in a breach or default on the part of Seller under any such loan.  Seller has not assigned its interest under the loans.  The loan amounts for the loans as set forth on Schedule 3.1 is true and correct.  With respect to such bank loans, Seller represents and warrants that Seller’s assets have been pledged as part of the collateral for such bank loans.

3.3                               Liabilities Not Assumed by Purchaser.  Except for the Assumed Liabilities set forth on Schedule 3.1, Seller shall retain all of its other liabilities and obligations (“Excluded Liabilities”).

3.4                               Seller to Pay Liabilities Not Assumed.  Seller shall pay and discharge, as they become due and payable, and perform in accordance with their respective terms all Excluded Liabilities Purchaser is not assuming and Purchaser shall not be liable for Excluded Liabilities.

3.5                               Waiver of Compliance with Bulk Sales Laws.  The parties hereby waive compliance with all applicable laws relating to or affecting bulk transfers and sales, including without limitation notifying the Illinois Department of Revenue pursuant to Section 902(d) of the Illinois Income Tax Act (35 ILCS 5/902(d)), and Section 5j of the Illinois Retailers Occupation Tax Act (35 ILCS 120/5j).

3.6                               Allocation of the Purchase Price.  The Purchase Price shall be allocated for tax purposes among the Sale Assets as determined by the Purchaser subject to the reasonable consent of Seller.  The final agreed upon allocation shall be binding on the parties hereto, and the parties hereto shall file their respective tax returns, including filing with the Internal Revenue Service Form 8594 and all other information as may be required by Section 1060 of the Internal Revenue Code and regulations promulgated thereunder, in accordance with such allocation.

4.                                      Representations, Warranties and Covenants of ECC and Seller.   ECC and Seller, jointly and severally, represent, warrant and covenant to Purchaser that the following statements are true and correct as of the Contract Date, and will be true and correct on the Accounting Date and on the Closing Date:

4.1                               Organization.  ECC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and to enter into this Agreement and perform its obligations hereunder.  ECC and Seller are each duly licensed or qualified as a foreign corporation and in good standing in the State of Illinois.

4.2                               Authority and Binding Obligation.  All corporate action necessary to authorize the execution and delivery by ECC and Seller of this Agreement and the other documents required to be executed by ECC and Seller hereunder and the performance of their respective obligations hereunder and thereunder have been duly taken. The execution and delivery of this Agreement and the other documents required to be executed by ECC and Seller hereunder and the performance of ECC’s and Seller’s covenants and agreements herein and therein contained do not and will not constitute or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under, any provision of law known to ECC or Seller or any indenture, agreement or other instrument of which ECC or Seller is a party or by which either of them may be bound, or any order, decree, judgment or regulation of any arbitrator, court or governmental body having jurisdiction over ECC or Seller or any of the Sale Assets, or result in the creation of any lien, charge or encumbrance upon any of the Sale Assets.  This Agreement is a legal, valid and binding obligation of ECC and Seller, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally or the availability of equitable remedies.

4.3                               Compliance with Laws.

4.3.1                                                ECC has not with respect to Seller received any notice that  Seller is a potentially responsible party for a federal, state, municipal or local cleanup site or corrective action under any environmental law, statute, regulation, ordinance or order.

4.3.2                                                ECC has not received any notice of noncompliance not previously corrected with reference to Seller’s operations or the Sale Assets.

4.3.3                                                ECC has not had an environmental audit conducted with respect to Seller’s operations or any location at which Seller operates its business, which has not been made available prior to the date of this Agreement to Hoppensteadt. For purposes hereof, an environmental audit shall mean any evaluation, assessment, study or test performed by or at the request of ECC or Seller or at the request of or on behalf of any federal, state, municipal or local administrative, regulatory or governmental agency or authority.

4.4                               Taxes.  Except for the taxes which are Assumed Liabilities, Seller will pay or cause to be paid all federal, state, local and foreign income taxes and other taxes of Seller which are then due or become due from Seller with respect to any period ending on or before the Closing Date or events that occurred on or before the Closing Date.

4.5                               Title to Transferred Assets.  Subject to the Assumed Liabilities, at the Closing, Seller will have good and marketable title, free and clear of any claim, liability, tax lien, security interest, encumbrance, restriction, or adverse right of use or ownership to all of the Sale Assets, other than the security interest of American Chartered Bank, which security interest shall be released at Closing.

4.6                               Customer Orders.  Between the Contract Date and the Closing Date, Seller will not accept any customer order or commitment other than in the usual and ordinary course of business and in accordance with Seller’s past practices for such customer or with the express consent and approval of Dale Hoppensteadt on behalf of Purchaser.

4.7                               Purchase Orders.  Between the Contract Date and the Closing Date, Seller will not issue any purchase order or purchase commitment other than in the usual and ordinary course of business or with the express consent and approval of  Hoppensteadt on behalf of Purchaser.

4.8                               Leases.  Between the Contract Date and the Closing Date, Seller will not enter into any lease or sublease without the prior written consent of Hoppensteadt on behalf of Purchaser.

4.9                               Contracts.  Between the Contract Date and the Closing Date, Seller will not enter into any Contract, other than in the ordinary course of business or with the prior written consent of Hoppensteadt on behalf of Purchaser.

4.10                        Intentionally Deleted.

4.11                        Proprietary Rights.  Set forth on Schedule 4.11 is a true and correct list of all United States, state and foreign patents, patent applications, trademarks, trademark applications, trade names, service marks, label filings, copyrights, royalty rights, brand names, logos, applications therefor and registrations thereof and inventions owned or used (pursuant to license agreements or otherwise) by Switchboard in the conduct of its business (herein called collectively the “Proprietary Rights”), and the validity of such items has not been challenged or questioned in any prior, pending or threatened litigation or claim. With respect to the Proprietary Rights

4.11.1                                          Seller has the sole, exclusive and unencumbered right to use the Proprietary Rights (including applications for any thereof), and none of its past or present employees, officers, directors or shareholders, or anyone else, has any rights with respect thereto.

4.11.2                                          The transactions contemplated by this Agreement in no way alter or impair Seller’s right to the Proprietary Rights.

4.11.3                                          Seller and/or ECC has received no notice or claim of infringement, or any claim challenging or questioning the validity or effectiveness, of any of the Proprietary Rights and Seller and/or ECC does not know of any valid basis for any such claim.

4.11.4                                          Neither Seller or ECC is liable, nor has either Seller or ECC made any contract or arrangement whereby it is or may become liable, to any person for any royalty or other compensation for use of any of the Proprietary Rights.

4.12                        Accounts Receivable.  As of the Closing Date and excluding those two (2) receivables set forth in paragraph 2.2.4 above, Seller will provide to Purchaser a list of all Seller’s Receivables known to ECC.  Neither ECC nor the Seller is guaranteeing or making any representations or warranties as to the credit worthiness or any accounts receivable obligor or the collectability of payments due under any Receivable, or the completeness or accuracy of such list.

4.13                        Litigation.  Except as set forth in Schedule 4.13 hereto, there is no legal action, suit, arbitration, or other legal, administrative or governmental proceeding pending, or to the knowledge of ECC, threatened against or relating to Seller or any of the Sale Assets at law, in equity, or before any governmental department, commission, board or agency, nor is ECC aware that there is a basis for any of the foregoing.  ECC does not know of any default with respect to any judgment, injunction, order or decree of any court or any governmental agency or instrumentality by which it or any of the Sale Assets is bound or subject.  No such judgment, injunction, order or decree is now in effect which in any way restrains or limits Seller in the conduct of its business.

4.14                        Intentionally Deleted.

4.15                        Labor Contracts and Controversies.  ECC does not know of any collective bargaining agreement with any labor union or any local or subdivision thereof to which Seller is a party except as set forth on Schedule 4.15 hereof.

4.16                        Retirement and Benefit Plans.  Set forth on Schedule 4.16 is a complete list of all medical, health, hospitalization, life insurance and other employee benefit plans, policies and programs in effect pertaining to any of the employees of Seller of which ECC has knowledge.

4.17                        Intentionally Deleted.

4.18                        Intentionally Deleted.

4.19                        Suppliers.  Except as set forth on Schedule 4.19, ECC has no knowledge of any impending termination, cancellation, limitation, modification or adverse change material to Seller’s relationship with any supplier or vendor.

4.20                        Intentionally Deleted.

4.21                        Transactions With Related Parties.  Neither ECC, the Seller nor any of their respective officers or directors (other than Hoppensteadt and Mike Stelter), or any person closely related to any of them owns any equity interest, directly or indirectly, in any proprietorship, firm, company, corporation, partnership or other business entity (other than equity interests in ECC) which (i) is a competitor of Seller, (ii) is a customer or supplier of Seller, or (iii) has any contractual or business relationship with Seller; provided that the foregoing does not apply to the ownership by any of them of not more than two percent (2%) of the outstanding security of any corporation or partnership listed on a national securities exchange or an over-the-counter security traded on NASDAQ.

4.22                        Intentionally Deleted.

4.23                        No Brokers or Finders.  No person, firm or corporation has or will have as a result of any action of Seller, Seller’s employees, agents or representative any right, interest or valid claim for any commission, fee or other compensation as a finder or broker, or for acting in any similar capacity in connection with this Agreement or the transactions provided for herein.

5.                                      Representations, Warranties and Covenants of Purchaser

Purchaser represents, warrants and, covenants to Seller that the following statements are true and correct as of the Contract Date, arid will be true and correct on the Closing Date:

5.1                               Organization, Good Standing and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business a now being conducted, and to enter into this Agreement and perform its obligations hereunder. Purchaser is authorized to do business and is in good standing in all jurisdictions where the nature of its business or the property owned, leased or operated by it so requires and failure to be so qualified would have a material adverse effect upon it.

5.2                               Authority and Binding Obligation.  All corporate action necessary to authorize the execution and delivery by Purchaser of this Agreement and the other documents required to be executed by Purchaser hereunder, and the performance of its obligations hereunder and. thereunder have been duly taken. The execution and delivery of this Agreement and the other documents required to be executed by Purchaser hereunder and the performance of Purchaser’s covenants and agreements herein and therein contained do not and will not constitute or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under, any provision of law known to Purchaser or any indenture, agreement or other instrument of which Purchaser is a party or by which it may be bound, or any order, decree, judgment, regulation or law of any court or governmental body having jurisdiction over Purchaser and do not and will not require the consent or approval of any other person, court or governmental authority. This Agreement is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally or the availability of equitable remedies.

5.3                               No Brokers or Finders.  No person, firm or corporation has or will have as a result of any action by Purchaser or Purchaser’s employees agents or representatives any right, interest or valid claim for any commission, fee or other compensation as a finder or broker, or for acting in any similar capacity, in connection with this Agreement or the transactions provided for herein.

5.4                               Purchaser’s Knowledge.  Purchaser acknowledges that Hoppensteadt has been the President and Chief Operating Officer of Seller since ECC acquired Seller in September, 2000, and prior to that time Hoppensteadt was President and Chief Executive Officer of Seller’s predecessor, Switchboard Apparatus, Inc., an Illinois corporation.  Purchaser further acknowledges that Hoppensteadt will continue to serve in such capacity until the Closing hereunder.  Purchaser further acknowledges and agrees that Hoppensteadt has unique and comprehensive knowledge of Seller’s business and operations and the Switchboard Business and Purchaser agrees that such knowledge shall be attributed to Purchaser for all purposes of this Agreement.  Purchaser further acknowledges that the principle purpose of the representations and warranties of ECC and Seller contained in Section 4 of this Agreement is to obtain disclosure from ECC of any events, facts or matters which are known to ECC but not known to Hoppensteadt (if any) which relate to the Sale Assets or the Switchboard Business.  Accordingly,

5.4.1                                                                        Purchaser represents and warrants to ECC and Seller that neither Purchaser nor Hoppensteadt has actual knowledge of any events, facts or matters which are inconsistent with the representations and warranties of ECC and Seller contained in this Agreement, and that Hoppensteadt has not withheld or failed to disclose to ECC and Seller any material fact about the business or affairs of Seller; and

5.4.2                                                                        Purchaser covenants and agrees that neither ECC nor Seller shall be (or be deemed to be) in breach of any representation or warranty as to which the foregoing clause (5.4.1) is false or inaccurate in any material respect.

5.5                               Special Covenant.  Purchaser, for itself and Hoppensteadt, agrees that Hoppensteadt will not, in his capacity as an employee and officer of Seller during the period from the date of this agreement through the Closing, take, or authorize to be taken or consent to the taking of by any employee of Seller, any action which would cause ECC or Seller to be in breach of any covenant of either of them hereunder, and Purchaser agrees that neither ECC nor Seller shall be (or be deemed to be) in default of any obligation hereunder by reason of any action which is taken or permitted to be taken by or on behalf of Seller by Hoppensteadt or with his consent or approval.

6.                                      Additional Representations and Covenants.

6.1                               Access to Information.  ECC and Seller agree that Seller will make available to Purchaser and its authorized representatives during normal business hours throughout the period prior to the Closing Date all such information concerning the affairs of Seller, including all properties, books, records, accounts and other documents, for their inspection and review and such access to Seller’s officers and employees, and agents and representatives of Seller, including Seller’s Accountants, at their respective offices, as Purchaser may reasonably request from time to time.  Purchaser covenants and agrees that it will hold and cause its authorized representatives to hold in strict confidence all information so obtained, and if the transactions herein provided for are not consummated as contemplated herein, Purchaser will return and cause their authorized representatives to return all such information and materials as ECC or Seller may request, and will not disclose or divulge to or use for its benefits or the benefit of any other person, firm or corporation, or allow its authorized to do so, any portion of any such data or information, provided that Purchaser shall not be obligated to treat as confidential any information which Seller does not treat as confidential, or of which Purchaser had specific knowledge prior hereto or which is or becomes publicly known or available other than by violation hereof.  Purchaser acknowledges that ECC is a reporting company under the Federal Securities Laws and accordingly that Purchaser may not offer to purchase or sell, or purchase or sell, any securities of ECC at any time when Purchaser is in possession of material non-public information concerning ECC, and that information concerning Seller which is made available to Purchaser hereunder may constitute material non-public information concerning ECC.  Purchaser further agrees that Hoppensteadt has been and may be now or hereafter in possession of information concerning Seller which is material non-public information concerning ECC and that all such knowledge of Hoppensteadt is attributed to Purchaser for purposes hereof.  Purchaser, for itself and Hoppensteadt, agrees to keep all such material non-public information confidential and to refrain from purchasing or selling, or offering to purchase or sell, any securities of ECC at any time when any such material non-public information is known to Hoppensteadt.

6.2                               Conduct of Business.  Seller represents, covenants and agrees that from and after the Contract Date and through the Closing Date, except as disclosed in this Agreement or the Exhibits and Schedules hereto, Seller will conduct its business in a manner not materially different from its past practices and only in the usual and ordinary course, and consistent therewith Seller will use its commercially reasonable efforts to:

6.2.1                                                Preserve intact the present business organization, keep available the services of its present employees, and preserve its relationships with its customers and suppliers.

6.2.2                                                Maintain all of its assets and properties in customary repair, order and condition, reasonable wear and use and damage by fire or unavoidable casualties excepted, and will also continue to carry and keep in effect its existing insurance policies or substitute policies providing substantially equivalent coverage, subject to variation in amount required by the ordinary operation of its business.

6.2.3                                                Maintain its books, accounts and records in the usual and regular manner on a basis consistent with prior years.

6.2.4                                                Comply with all laws and regulations applicable to its business.

6.3                               Negative Covenants.  Between the Contract Date and the Closing Date, ECC and Seller covenant and agree that Seller will not, as it relates solely to

Switchboard, without obtaining the prior consent of Purchaser, which consent will not unreasonably be withheld:

6.3.1                                                Issue or sell, or issue any rights to purchase or subscribe to, or subdivide or otherwise change, any shares of its stock of any class.

6.3.2                                                Declare, set aside, or pay any dividends on, or make any distribution in respect of, Seller’s stock of any class.

6.3.3                                                Purchase, redeem or otherwise acquire, directly or indirectly, any of Seller’s stock of any class.

6.3.4                                                Merge or consolidate with or into any other corporation, sell all or substantially all of its assets and properties, or change in any material manner the rights of its shares of capital stock or the character of its business.

6.3.5                                                Encumber, mortgage or pledge any of the Sale Assets.

6.3.6                                                Sell, assign or otherwise dispose of any interest in any of the Sale Assets, except in the ordinary course of business, except for write-downs and write-offs of accounts receivable to reflect uncollectible amounts.

6.3.7                                                Make or promise any increase in salaries or other compensation, other remuneration or employment benefits of any officer, director or other employee; except for routine adjustments made in the ordinary course of business.

6.3.8                                                Institute, settle or agree to settle any action or proceeding materially affecting any of the Sale Assets before any court or other body.

6.4                               Employees.  Effective immediately after the Closing Date, the Seller shall be deemed to have terminated all of Switchboard’s employees listed on Schedule 6.4 and the Purchaser shall be deemed to have offered employment to each of the individuals set forth on Schedule 6.4.  With respect to all of Switchboard’s employees actually hired by Purchaser, Purchaser shall be solely responsible for all of its obligations to such employees accruing from and after the Closing Date.  On the Closing Date, Purchaser shall assume as an Assumed Liability all of the Seller’s obligations for periods after the Closing Date under and in respect of Seller’s existing collective bargaining agreement with Local No. 134, International Brotherhood of Electrical Workers.

6.5                               Receivables.  Any amounts collected after the Closing Date by ECC or Seller with respect to any Receivable which is part of the Sale Assets shall be promptly transmitted to Purchaser in the form received.

6.6                               Insurance Proceeds and Claims.  In the event that between the Contract Date and the Closing Date any of the Sale Assets shall have suffered any destruction or damage by fire, accident or other casualty or Act of God which either does not materially and adversely affect the conduct of the business of Seller or the Sale Assets as a whole or with respect to which Purchaser waives in whole or in part the condition precedent provided in paragraph 7.3 hereof, at the Closing at the Seller’s option either (a) all proceeds of insurance pertaining to such damages or destroyed property and all rights and claims of every kind arising as a result of such damage or destruction shall become the property of Purchaser, and Seller and/or cause ECC to assign, transfer and deliver to Purchaser all said insurance proceeds, rights and claims, or (b) the Cash Payment shall be reduced by the amount of such insurance proceeds.

7.                                      Conditions Precedent to Obligations to Purchaser.  All of the obligations of Purchaser hereunder are subject to the following express conditions precedent (all or any of which may be waived in whole or in part by Purchaser), having been fulfilled on or before the Closing Date:

7.1                               Representations and Warranties.  The representations and warranties of ECC and Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such changes therein as are expressly required or permitted by the terms of this Agreement or consented to in writing by Purchaser.

7.2                               Performance; Certificate.  ECC shall perform and observe and cause Seller to perform and observe in all material respects all obligations and conditions herein required to be performed or observed by them or either of them on or prior to the Closing Date; and ECC shall deliver to Purchaser a certificate dated the Closing of the Chief Executive Office of ECC, certifying as to the correctness of all representations and warranties of ECC and Seller as of such date and as to compliance with paragraph 7.1 and this paragraph 7.2.

7.3                               Absence of Material Changes.  Since the Contract Date, there shall not have been any material adverse change in the business, financial condition or results of operations of Seller or in its properties, assets, revenues, earnings, inventory, relationships with suppliers and customers, labor relations or prospects, and none of the Sale Assets shall have suffered any destruction or damage by fire, accident or other casualty or Act of God, whether or not covered by insurance, which materially and adversely affects the conduct of the business of Seller or the Sale Assets as a whole.

7.4                               No Litigation.  Except as disclosed by Seller’s disclosure schedules, no claim, proceeding, investigation or litigation, either administrative or judicial, shall be threatened or pending against any of the parties hereto which, in the reasonable opinion of counsel for Purchaser, presents a reasonable possibility that the transactions contemplated by this Agreement would be enjoined or prevented, or that the right of Purchaser to acquire, retain or use the Sale Assets or continue in the same manner the operations and business of Seller, if and when the same are acquired, without additional costs would be materially and adversely affected.

7.5                               Consents.  Written consent to the assignment of all of Assumed Contracts which are material shall have been obtained from the appropriate party.

7.6                               Financial Condition of Switchboard.  On the Closing Date, Seller will not have a net asset value of less than $868,949.00, which net asset value shall be calculated based upon the Financial Information attached to this Agreement in Exhibit “A” in the manner provided for in Exhibit “B” attached hereto and made a part hereof.  To the extent that the net asset value of Seller on the Closing Date shall be less (or more) than $868,949.00 on the Closing Date, the Cash Payment shall be reduced (or increased).  Seller and Purchaser acknowledge and agree that as of the Closing Date that the value of the inventory shall be estimated and that within ten (10) days of the Closing Date Purchaser and Seller shall jointly prepare and agree on an inventory list as of the Closing Date as being a true, complete and accurate inventory as of the Closing Date and both Purchaser and Seller shall signify their respective approval of the inventory list by signing a copy thereof.  Within ten (10) days after Purchaser and Seller have completed, accepted and approved such inventory list, Purchaser and Seller shall jointly calculate any adjustment to the net asset value, as herein defined, and the party which may owe any sum or sums to the other shall pay such sum or sums within ten (10) days of the agreed upon adjustment to the net asset value.

8.                                      Conditions Precedent to Obligations of Seller.  All of the obligations of ECC and Seller hereunder are subject to the following express conditions precedent (all or any of which may be waived in whole or in part by Seller) having been fulfilled on or before the Closing Date:

8.1                               Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such other changes therein as are expressly required or permitted by the terms of this Agreement or consented to in writing by Seller.

8.2                               Performance; Certificate.  Purchaser shall have performed and observed all covenants, obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date; and Purchaser shall have delivered to ECC and Seller a certificate dated the Closing Date of Purchaser’s Chief Executive Officer certifying as to the correctness of all representations and warranties of Purchaser as of such date and as to compliance with paragraph 8.1 and this paragraph 8.2.

8.3                               No Litigation:  No claim, proceeding, investigation or litigation, either administrative or judicial, shall be threatened or pending against any of the parties hereto which, in the reasonable opinion of counsel for ECC and Seller, presents a reasonable possibility that the transactions contemplated by this Agreement would be enjoined or prevented.

8.4                               Hoppensteadt Closing Agreement.   Purchaser and Hoppensteadt shall have delivered to Seller and ECC the written agreement, in form and substance satisfactory to ECC and Seller, of Hoppensteadt stating that, as a material inducement to ECC and Seller to close the transactions contemplated hereby, Hoppensteadt acknowledges that he is familiar with this Agreement (including paragraphs 5.4 and 5.5 hereof) and further stating that:

(a)                                  Hoppensteadt has no knowledge of any events, facts or matters which are inconsistent with the representations and warranties of ECC and Seller contained in this Agreement;

(b)                                 Hoppensteadt has not, in his capacity as an employee and officer of Seller during the period from the date of this Agreement through the Closing, taken, or authorized to be taken or consented to the taking of by any employee of Seller, any action which caused or resulted in ECC or Seller being in breach of any covenant of either of them hereunder; and

(c)                                  agreeing to indemnify ECC and Seller for any Damages (as defined in paragraph 10.4 hereof) sustained by either of them as a result of any breach of or inaccuracy in the foregoing statements in clauses (a) and (b) of this paragraph 8.4.

9.                                      Closing

9.1                               Closing Date.  The Closing shall take place on May 31, 2003 at the offices of Burke, Warren, MacKay & Serritella, P.C., 330 N. Wabash Ave., 22 Floor, Chicago, Illinois 60611, at 10:00 a.m., local time, or at such other date, time and place as shall be fixed in writing by the mutual consent of Seller and Purchaser.  The Closing shall be deemed to be effective as of the close of business on the Closing Date.

9.2                               Purchaser’s Deliveries.  At the Closing, Purchaser shall execute and deliver, or cause to be executed and delivered, the following:

9.2.1                                                Certified copy of the appropriate proceedings of the Board of Directors of Purchaser authorizing and approving this Agreement and the transactions and documents contemplated herein.

9.2.2                                                Instrument(s) of assumption executed by Purchaser as of the Closing Date of all of the Assumed Liabilities including the Assignment and Assumption Agreement in the form of Exhibit “C”.

9.2.3                                                Certificates of Good Standing for Purchaser from the Secretary of State of the State of Illinois dated within five (5) days prior to the Closing Date.

9.2.4                                                Officers’ Certificate, duly executed by the required officers of Purchaser, as provided in paragraph 8.2 hereof.

9.2.5                                                Such other documents as Seller’s counsel may reasonably request to more effectively carry out the terms and provisions of this Agreement.

9.3                               Seller’s Deliveries.  At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, the following:

9.3.1                                                Certified copy of the appropriate resolutions of the Board of Directors and Shareholders of Seller and of the Board of Directors of ECC authorizing and approving this Agreement and the transactions and documents contemplated herein.

9.3.2                                                Bills of Sale, assignments, title documents and other instruments of conveyance as may be necessary or appropriate to transfer, assign and convey to Purchaser as of the Closing Date good and marketable title to all of the Sale Assets, and to effect such other assignments and conveyances, as provided in this Agreement, in form and substance reasonably satisfactory to counsel for Purchaser.

9.3.3                                                An executed copy of the opinion of Seller’s counsel.

9.3.4                                                Certificate of good standing for Seller and ECC from the Secretary of State of Delaware and Illinois, dated within five (5) days prior to the Closing Date.

9.3.5                                                Officers’ Certificate, duly executed by the required officers of Seller and ECC, as provided in paragraph 7.2 hereof.

9.3.6                                                Appropriate lien releases (or agreements to release lien satisfactory to Purchaser) from with respect to the loan described in item 2 on Schedule 3.1 attached.

9.4                               Possession.  Upon the Closing, possession of all of the Sale Assets and all of Seller’s leased real and personal property being assigned to Purchaser hereunder shall be delivered to Purchaser.

9.5                               Books and Records.  Upon the Closing, except for financial, tax and accounting records of Seller that ECC reasonably deems necessary to retain for the purpose of preparing its tax returns and SEC filings and reports, Seller shall deliver to Purchaser possession of the files, records, computer printouts, contents of data bases and other documents and papers that are included in the Sale Assets and are not Excluded Assets (herein collectively called the “Records”). Seller shall retain possession of all such financial, tax and accounting records and any other files, records and data not delivered to Purchaser hereunder (herein collectively called the “Retained Records”). After the Closing, ECC and Seller and their representatives shall have the right of access to said Records relating to any period ending on or prior to the Closing Date, at all reasonable times during business hours and to make copies thereof at their expense, and Purchaser and its representatives shall have the right of access to said Retained Records relating to any period ending on or prior to the Closing Date, at all reasonable times during business hours and to make copies thereof at their expense. In the event that Purchaser, within a period of five (5) years after the Closing Date, desires to dispose of any of the Records, Purchaser shall give ECC and Seller at least thirty

(30) days’ prior written notice thereof and ECC and Seller shall have the right to take possession of any of said Records that Purchaser desires to dispose of within said 30-day period. In the event that ECC or Seller, within a period of five (5) years after the Closing Date, desires to dispose of any of the Retained Records or move any of the Retained Records outside of the Chicago, Illinois area, ECC or Seller shall give Purchaser at least thirty (30) days’ prior written notice thereof, and Purchaser shall have the right to take possession of any of said, Retained Records that Seller desires to dispose of or move within said 30-day period, Purchaser will use due care in taking care of the Records while they are in its possession, and ECC and Seller will use due care taking care of the Retained Records while they are in their possession.

10.                               Indemnification and Survival

10.1                        Survival of Representations and Warranties of ECC and Seller.  The representations and warranties of ECC and Seller in this Agreement shall survive and remain in full force and effect only until the first anniversary of the Closing.

10.2                        Survival of Representations and Warranties of Buyer.  The representations and warranties of the Buyer in this Agreement shall survive and retain in full force and effect only until the first anniversary of the Closing.

10.3                        Claims for Breach of Representations and Warranties.  To preserve a claim for a breach of a representation or warranty, the party claiming the breach shall be obligated to notify in writing the party claimed to be in breach of any such breach, or facts that can reasonably be expected to give rise to such breach, while such representation and warranty is still in full force and effect; failure to do so shall bar a party’s claim of breach with respect to such representation or warranty forever.

10.4                        Seller Indemnification.  Subject to the express limitations and conditions set forth in this Article 10, ECC and the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates from, against and in respect of any and all damages, claims, losses and costs (the “Damages”) arising out of, resulting from or in any way related to:  (i) any breach of any representation or warranty made by ECC or Seller in this Agreement or in any certificate or document required to be delivered by ECC or Seller pursuant hereto; (ii) any failure to perform or satisfy any of the covenants or agreements made by ECC or Seller in this Agreement or in any certificate or document required to be delivered by ECC or Seller pursuant hereto; (iii) any failure to perform or satisfy any of the covenants and agreements made by ECC or Seller in this Agreement or in any certificate or document required to be delivered by ECC or Seller pursuant hereto; (iv) the Excluded Assets; and/or (v) Excluded Liabilities.

10.5                        Buyer Indemnification.  Subject to the express limitations and conditions set forth in this Article 10, the Buyer shall indemnify, defend and hold harmless ECC and the Seller from, against and in respect of any and all Damages arising out of, resulting from or in any way related to:  (i) any breach of any representation or warranty made by the Buyer or Hoppensteadt in this Agreement or in any certificate or document required to be delivered by Buyer or Hoppensteadt pursuant hereto; (ii) any failure to perform or satisfy any of the covenants or agreements made by the Buyer or Hoppensteadt in this Agreement or in any certificate or document required to be delivered by Buyer pursuant hereto and/or (iii) the Assumed Liabilities.

10.6                        Procedure.  Promptly after the assertion by any third party of any claim, demand or notice (a “Third Party Claim”) against any Person or Persons entitled to indemnification under this Article IX (the “Indemnified Parties”) that results or could reasonably be expected to result in the incurrence by such Indemnified Parties of any Damages for which the Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Parties shall promptly notify the parties from whom such indemnification could be sought (the “Indemnifying Parties”) of such Third Party claim; provided, however, that any failure to give such notice shall not waive any rights of an Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period contemplated by Section 10.3 hereof has expired without notice being given.  Thereupon, the Indemnifying Parties shall have the right, upon written notice (the “Defense Notice”) to the Indemnified Parties within 30 days after receipt by the Indemnifying Parties of notice of the Third Party Claim (or sooner if such claim so requires) (“Defense Notice Deadline”) to conduct, at their own expense, the defense against the Third Party Claim in their own names or, if necessary, in the name of the Indemnified Parties.  The Defense Notice shall specify the counsel the Indemnifying Parties shall appoint to defend such Third Party Claim (the “Defense Counsel”), and the Indemnified Parties shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld.  In the event the Indemnified Parties and the Indemnifying Parties cannot agree on such counsel within 10 days after the Defense Notice is given, then the Indemnifying Parties shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Parties’ approval, which approval shall not be unreasonably withheld.  Any Indemnified Party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Damages incurred by the Indemnified Party unless (A) the Indemnifying Parties shall have failed to give the Defense Notice within the prescribed period, (B) the interest of the Indemnified Party and the Indemnifying Parties with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable Legal Requirements, ethical rules or equitable principles, or (C) the employment of such counsel at the expense of the Indemnifying Parties has been specifically authorized by the Indemnifying Parties.  The Party or Parties conducting the defense of any Third Party Claim shall keep the other Parties apprised of all significant developments.

10.7                        Settlement and Compromise.

(i)                                     At no time prior to the expiration of the Defense Notice Deadline shall an Indemnified Party admit any liability with respect to or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(ii)                                  Upon receipt of a Defense Notice, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iii)                               In the event that the Indemnifying Party has not provided to the Indemnified Party a Defense Notice with respect to Third Party Claim within the Defense Notice Deadline, then the Indemnified Party may admit liability with respect thereto, defend, settle, compromise and discharge such Third Party Claim without in any way relieving the Indemnifying Party of its obligations hereunder.

11.                               Seller Covenant Not to Compete.  Seller and ECC hereby covenant and agree that for a period of five (5) years following the Closing Date, neither ECC nor Seller will:

(a)                                  alone or in conjunction with any other corporation, firm, partnership, person, venture or other entity, directly or indirectly, engage in the design, manufacture, sale or distribution of any products of the type presently being designed, manufactured, sold or distributed by Seller in any geographical area in which Seller was engaged in such business on the Closing Date; provided, however, that neither ECC nor Seller will be deemed to be in violation of this clause (a) by reason of any activities of any entity or person (or affiliate or subsidiary thereof) which, after the Closing Date, acquires control of ECC or Seller or with which ECC or Seller is merged or consolidated after the Closing Date;

(b)                                 induce any employee, customer or supplier of Purchaser to terminate his, her or its employment or business relationship with Purchaser; and

(c)                                  use or reveal any secret or confidential information relating to the Switchboard Business acquired by Purchaser, provided, however, that the foregoing shall not apply (i) to any information which, following the Closing Date, is received by ECC or Seller from a third person other than Purchaser who is lawfully in possession of such information and not in the violation of any contractual or legal obligation to Purchaser with respect to such information, or which is public knowledge or within the public domain other than as a result of disclosures by ECC or Seller after the Closing Date, or (ii) to any disclosure of any such information pursuant to requirements of law or legal proceedings or in any dispute proceeding between the parties hereto.  In the event that ECC or Seller believes that it may be necessary or appropriate to make disclosure of any such confidential information pursuant to clause (c)(ii) preceding, if possible it will provide Purchaser with reasonable advance notice of the applicable circumstances in order to permit Purchaser the opportunity to seek an appropriate protective order or similar ruling if Purchaser so desires.

It is the desire and intent of the parties that the terms and provisions of this Article 11 be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought.  Accordingly, if and to the extent that any portion of this Article 11 shall be adjudicated to be invalid or unenforceable because it covers too extensive a geographical area or too long a period of time, then said portion shall be deemed reformed to the least extent necessary to make such portion valid and enforceable.

12.                               Intentionally Deleted.

13.                               Assignment.  Neither this Agreement nor the rights or obligations contained herein shall be assignable by any party except with the written consent of all of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, subject to the foregoing sentence.

14.                               Notices.  All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been given when delivered in person or received by first class, registered or certified U.S. mail, return receipt requested, postage and registration or certification fees prepaid, or delivered by reliable overnight delivery service, providing a receipt evidencing delivery, or by facsimile with a copy also delivered by any of the foregoing means:

If to Purchaser, to:	Hoppensteadt Acquisition Corp.
2820 South 19th Avenue
Broadview, Illinois 60155
Attention: Dale Hoppensteadt, President
Telephone: (708) 450-0990
Facsimile: (708) 450-1032

with copies to:	Burke, Warren, MacKay & Serritella, P.C.
330 North Wabash Avenue, 22nd Floor
Chicago, Illinois 60611
Attention: Thomas W. Murphy, Esq.
Telephone: (312) 840-7000
Facsimile: (312) 840-7900

and

Goschi & Goschi, Ltd.
120 South LaSalle Street
Chicago, Illinois 60603
Attention: Peter E. Goschi, Esq.
Telephone: (312) 641-3070
Facsimile: (312) 641-3002

If to Seller, to:	Electric City Corp.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attention: Jeff Mistarz
Telephone: (847) 437-1666
Facsimile: (847) 437-4969

with a copy to:	Schwartz Cooper Greenberger & Krauss, Chtd.
180 North LaSalle Street, Suite 2700
Chicago, Illinois 60601
Attention: Andrew H. Connor, Esq.
Telephone: (312) 845-5118
Facsimile: (312) 782-8416

or at such other address as hereafter shall be furnished by a notice sent in like manner by such addressee to the others.

15.                               Termination

15.1                        This Agreement may be terminated any time prior to the Closing Date: (i) by the mutual written consent of the parties; or (ii) by ECC and Seller if any of the conditions provided for in Article 8 hereof shall not have been satisfied, complied with or performed by June 30, 2003, and ECC and Seller shall not have waived such failure of satisfaction, noncompliance or nonperformance; or (iii) by Purchaser if any of the conditions provided for in Article 7 hereof shall not have been satisfied, complied with or performed by June 30, 2003, and Purchaser shall not have waived such failure of satisfaction, noncompliance or nonperformance; or (iv) otherwise as expressly provided in this Agreement.

15.2                        In the event that the Closing shall not take place on or before June 30, 2003, either party shall have the right, exercisable upon giving written notice to the other party within five (5) days after said date, to terminate this Agreement, unless such failure of Closing shall be due to the breach default or intentional delay of the party so seeking to terminate this Agreement.

15.3                        Except for a termination pursuant to clause (i) of subparagraph 15.1 hereof, and except otherwise as expressly provided in this Agreement, the right of any party to terminate this Agreement as provided in this Article 15 shall be in addition to, and not in substitution for, any and all other relief to which such party may be entitled, either at law, in equity or by agreement.

16.                               Miscellaneous

16.1                        Severability.  Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

16.2                        Exhibits, Schedules and Headings.  The Exhibits and Schedules to this Agreement are hereby made a part hereof and shall be construed with and as an integral part of this Agreement. The headings of the various Articles and paragraphs of this Agreement have been inserted for convenience only, are not a part of this

Agreement, and shall not be deemed in any manner to modify, explain, enlarge, or restrict any of the provisions of this Agreement.

16.3                        Expenses.  Except where otherwise expressly provided for in this Agreement, each of the parties hereto shall pay their own expenses, including without limitation the fees and expenses of their respective attorneys and accountants, in connection with this Agreement and the transactions contemplated herein, whether or not the Closing takes place. Seller shall pay all sales and use taxes, if any, required on account of the consummation of the transactions contemplated hereby.

16.4                        Waiver.  Failure or delay on the part of any of the parties hereto to exercise any right, power or privilege hereunder, or under any instrument executed pursuant hereto, shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All waivers hereunder must be in writing.

16.5                        Further Assurances. Following the Closing, the parties, without further consideration of any kind, shall each execute and deliver, or cause to be executed and delivered, such other instruments, and take, or cause to be taken, such other action, as shall reasonably be requested by another party hereto to more effectively assign, transfer and convey the Sale Assets to Purchaser or to more effectively carry out the other terms and provisions of this Agreement. Seller shall use reasonable efforts to assist Purchaser in effecting a smooth transition in ownership and operation of the Sale Assets after the Closing Date, but Seller shall not be required to incur any cost or expense other than as specifically provided herein.

16.6                        Entire Agreement.  This Agreement (including the Exhibits hereto and other documents referred to herein as having been delivered or furnished by either party to the other) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

16.7                        Amendments.  This Agreement may not be modified or changed except by an instrument or instruments in writing signed by both of the parties hereto.

16.8                        Governing Law.  This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Illinois without regard to its conflicts of law provisions.

16.9                        Gender and Number.  Whenever the context requires or permits, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender or, neuter, shall be deemed to mean or include any other gender and neuter.

16.10                 Counterparts.  This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

16.11                 Public Announcement.  The parties will cooperate as to and jointly approve the contents of a general public announcement of this transaction upon the execution and delivery of this Agreement.

16.12                 Intentionally Deleted.

16.13                 Fax Copies.  Purchaser, ECC and Seller agree that “Facsimile” transmissions of signed documents shall be regarded and accepted as if they bore original signatures. Promptly after such Facsimile transmission the original documents bearing the original signatures shall be provided to the other party.

16.14                 Arbitration.  Except as otherwise provided in this Agreement, any controversy, dispute or claim between the parties arising out of, related to or in connection with this Agreement or the performance or breach hereof shall be submitted to and settled by arbitration conducted by the American Arbitration Association in Chicago, Illinois, in accordance with its commercial arbitration rules as then in effect; provided that the arbitration shall be by a single arbitrator mutually selected by Purchaser and Seller, and if the parties do not agree within twenty (20) days after the date of notification of a request for such arbitration made by either of the parties, the selection of the single arbitrator shall be made by the American Arbitration Association in accordance with said rules. In addition to, and not in substitution for any and all other relief in law or equity that may be granted by the arbitrator, the arbitrator may grant equitable relief and specific performance to compel compliance hereunder. The determination of the arbitrator shall be accompanied by a written opinion of the arbitrator and shall be final, binding and conclusive on the parties, and judgment on the arbitrator’s award, including without limitation equitable relief and specific performance, may be entered in and enforced by any court having jurisdiction thereof. Fees and expenses of the American Arbitration Association and of the arbitrator shall be borne as shall be determined by the arbitrator, and the arbitrator may in his discretion award attorneys’ fees and expenses in addition to any other remedy that is allowed and regardless of whether such remedy includes an award of damages.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SELLER:

ELECTRIC CITY CORP., a Delaware corporation		SWITCHBOARD APPARATUS, INC., a Delaware corporation

By:	/s/ Jeffrey Mistarz	By:	/s/ Jeffrey Mistarz
Name:	Jeffrey Mistarz	Name:	Jeffrey Mistarz
Title:	CFO & Treasurer	Title:	Vice President

PURCHASER:

HOPPENSTEADT ACQUISITION CORP., an Illinois corporation

By:	/s/ Dale Hoppensteadt
Name:	Dale Hoppensteadt
Title:	President